SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2003

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware (State or other jurisdiction of incorporation)	51-0357525 (IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware (Address of principal executive offices)	19901 (Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Item 5.	Other Events

Following is the text of a press release issued by the Company on December 1, 2003:

“FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, December 1, 2003	(302) 857-3745

DOVER MOTORSPORTS SUBSIDIARY ASSIGNS RIGHTS

TO GRAND PRIX OF ST. PETERSBURG TO CART;

FEBRUARY 2004 EVENT TO BE RESCHEDULED

Dover Motorsports, Inc. (NYSE Symbol: DVD) today announced that its wholly owned subsidiary, Grand Prix Association of Long Beach, Inc. (“Grand Prix”), has reached an agreement with CART, Inc. to transfer to CART certain assets and rights that Grand Prix has relative to the organization and promotion of the Grand Prix of St. Petersburg.

Grand Prix has a multi-year agreement with the City of St. Petersburg pursuant to which it is entitled to stage an annual auto racing event in and around the St. Petersburg waterfront. Grand Prix has assigned to CART its rights in its agreement with the City, subject to certain approvals. Economic terms were not disclosed. Neither Dover Motorsports nor Grand Prix will remain associated with the event.

The next St. Petersburg race was scheduled to be held February 22, 2004, but has been postponed due to scheduling concerns. CART intends to reschedule the event for later in the year, subject to reaching agreement with the City of St. Petersburg.

Grand Prix will provide refunds to patrons who purchased tickets in advance for the February event.

* * *

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate six motorsports tracks (four permanent facilities and two temporary circuits) in five states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, CART, IRL AND NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California and the Centrix Financial Grand Prix of Denver in Colorado.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn

Denis McGlynn President and Chief Executive Officer

Dated: December 3, 2003